Exhibit 2.8

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of January 12, 2017, by and among Kitov Pharmaceuticals Holdings Ltd., an Israeli publicly traded corporation (“Parent”), on behalf of itself and, if Parent is not the buyer hereunder, also on behalf of an as yet undetermined Affiliated party of Parent which shall join this Agreement subsequent to the Closing (“Buyer”), and Goldman Hirsh Partners Ltd. (the “Seller”) which is a stockholder of Tyrovo Ltd., an Israeli private corporation (the “Company”). Parent, Buyer and Seller are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

A.	Seller owns beneficially and of record 9,570 issued and outstanding shares of capital stock of the Company, (the “Shares”).

B.	This Agreement contemplates a transaction, in which Buyer will purchase from Seller, and Seller will sell to Buyer, the Shares in return for the cash and equity based consideration and other obligations set forth below and in the agreements and undertakings annexed hereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the agreements, representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE 1
DEFINITIONS

1.1       For purposes of this Agreement, the following terms have the meanings specified:

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)       the sale, license or disposition of all or a material portion of any of the Company’s business, properties or assets, other than sales in the Ordinary Course of Business;

(b)       the issuance, disposition or acquisition of: (i) any shares or other equity security of any of the Company (other than pursuant to the exercise of outstanding options or warrants in according with their terms); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any shares, unit or other equity security of any of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares, unit or other equity security of any of the Company;

(c)       any merger, consolidation, business combination, reorganization or similar transaction involving any of the Company;

(d)       any engagement of all or substantially all of the Service Providers, consultants and contractors of the Company; or

(e)       any joint venture or other strategic investment in or involving the Company (other than an ongoing commercial or strategic relationship in the ordinary course of business).

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is in common control with, any other Person. For purposes of the preceding sentence, “control’ means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, of the Company, Buyer or Parent or its customers, suppliers, distributors or other business relations, including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes.

“Damages” means all penalties, fines, costs, Liabilities, obligations, Taxes, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Environmental Laws” means any Israeli, US federal, state, or local statute, law, ordinance, code, order, injunction, decree, ruling or regulations which regulate or control pollution or protection of the environment, including laws relating to emissions, discharges or releases of Hazardous Substances into ambient air, surface water, ground water or lands or relating to the treatment, storage, disposal, transport or handling of Hazardous Substances.

“Escrow Agent” means an independent third party escrow agent mutually acceptable to the Buyer and the Seller.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date among the Seller, Seller Trustee, Parent, Buyer and the Escrow Agent, in the form attached hereto as Exhibit A.

“Escrow Amount” means (i) $1,200,000 of the Cash Consideration; and, (ii) all of the Consideration Shares.

“Escrow Fund” means, at any given time after the Closing, the Escrow Amount, as such amount may be decreased as provided in this Agreement.

“Excess Company Closing Liabilities Amount” means any portion of the Company Closing Liabilities in excess of $380,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Expiration Date" a date which is 12 months from Closing date.

“FDA” means the United States Food and Drug Administration.

“Fundamental Representations” means, any of the representations, warranties and/or covenants contained in: (i) the entire ARTICLE 3; (ii) Sections 4.1 through 4.3, 4.7 through 4.9, 4.11, 4.14, and 4.18; and, (iii) Sections 5.1through 5.5, 5.7, 5.13, 5.15, and 5.16.

“GAAP” means either U.S. or Israeli generally accepted accounting principles, or International Financial Reporting Standards, consistently applied.

“Governing Documents” means, as to any Person, the articles of incorporation or certificate of incorporation and code of regulations and/or bylaws (if such Person is a corporation); the partnership agreement and partnership certificate (if such Person is a partnership); or the articles of organization and operating agreement (if such Person is a limited liability company); and other documents relating to and establishing or governing the existence and legal operation of such Person, of any type or nature, each as amended to date.

“Government Approval” means any (a) necessary filings, notifications, registrations, applications, declarations and submissions in connection with the transactions contemplated under the Transaction Documents, as required under any applicable Law and (b) consents, Permits or Orders from a Governmental Authority required to be obtained or made by the Seller or the Buyer or any of their respective Affiliates to execute, deliver and perform their respective obligations under the Transaction Documents and consummate the transactions contemplated thereunder.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, bureau, board, department, official, body or other instrumentality of the United States, Israel, or any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority, including Regulatory Agencies.

“Hazardous Substances” means any hazardous substance or hazardous waste, whether solid, semi-solid, liquid or gaseous, which are regulated, listed or controlled as such under any Environmental Laws.

“Indebtedness” means without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks or other financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the Ordinary Course of Business); (c) all obligations of the Company to pay rent or other amounts under a lease which is required to be classified as a capital lease on the face of a balance sheet prepared in accordance with GAAP (applied on a basis consistent with the basis on which the Audited Financial Statements were prepared and in accordance with the Company’s historic past practice); (d) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company; (e) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Security Interest existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, indebtedness of others; (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment, as a result of the consummation of the transactions contemplated by the Agreement or in connection with any lender consent; and (i) all obligations of the Company, whether interest bearing or otherwise, owed to any security holder of the Company and/or any Affiliate of any security holder of the Company.

“Intellectual Property” means, collectively, in the United States, Israel and all other countries or jurisdictions, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, design rights and industrial designs (b) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all moral rights, copyrights and other rights in any work of authorship, compilation, derivative work or mask work and all applications, registrations, and renewals in connection therewith, (d) all Patents, (e) all trade secrets and confidential information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) Software, (g) works of authorship (whether or not copyrightable), copyrights and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including website content, product artwork, promotion and marketing materials, (h) all other proprietary or intellectual property rights, (i) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (j) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (k) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“Israeli Securities Laws” means the Israeli Securities Law, 5728-1968, the rules and regulations promulgated under thereunder, and any listing rules and regulations of the TASE.

“Knowledge” means, when referring to the “knowledge” of the Seller, or any similar phrase or qualification based on knowledge of the Seller, (a) the actual knowledge of any Service Provider, employee, officer or person serving on the ultimate governing body (i.e., director of a corporation, manager of a limited liability company or other equivalent role) of the Company; and (b) the knowledge that any such Party referenced in clause (a) above, as a prudent business person, would have obtained after making due inquiry with respect to the particular matter in question.

“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, rule, regulation, Order, certification standard, accreditation standard, Permit, judgment, regulatory code of practice, statutory guidance, injunction, decree or other decision of any court or other tribunal or Governmental Authority, including any Information Privacy and Security Law.

“Liabilities” means any Indebtedness, liabilities, demands, commitments or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, whether due or to become due, whether arising out of any Contract or tort and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

“Liens” means all liens, security interests, claims, mortgages, deeds of trust, preemptive rights, leases, charges, options, rights of first refusal, easements, proxies, voting trusts or agreements, transfer restrictions, pledges, assessments, covenants, warrants, rights, calls, commitments or other contract rights, burdens and other encumbrances of every kind, including restrictions on voting or use.

“Losses” means any and all Liabilities, losses, damages, judgments, awards, settlements, royalties, diminution in value, interest, penalties, fines, Taxes, demands, Proceedings, claims, deficiencies, costs and expenses of any kind (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Proceeding relating to any of the foregoing).

“Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of the Company taken as a whole; (b) Buyer’s right to own, or to freely dispose of (subject to any limitations on transfer in existence as of the date of the Closing and disclosed herein by the Seller), or to receive dividends or other distributions with respect to, the shares of the Company; or (c) the ability of the Company or the Seller to perform any of their material covenants or obligations under this Agreement or under any other contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement such that any such inability to perform would impair the ability of Seller to consummate the transactions contemplated hereby.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the Company.

“Order” means any order, judgment, ruling, injunction, award, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Authority.

“Patents” means all patent disclosures, patent applications and patents and all registrations, continuations, continuations-in-part, divisionals, re-examinations, renewals, extensions and reissues and counterparts thereof of the United States and all countries and jurisdictions foreign thereto and all reissues, reexamined patents, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, firm or other entity or any Governmental Authority.

“Personal Information” means any information subject to applicable Law or Orders relating to privacy or data protection, including information included in the definition of “Information” under the Israeli Privacy Protection Law, 1981, and applicable Israeli judicial precedent or guidelines or directives issued by the Israeli Law, Information and Technology Authority defining such term; any “personal data,” as defined by the European Union Data Protection Directive and any national Law implementing such directive, a natural person’s name, street address, telephone number, age, e-mail address, unique device or browser identifier, photograph, cultural or social identity, social security number, driver’s license number, alien registration number, passport number, medical history, or customer or account number, private affairs, personality, personal status, persistent identifier, device identifier or any other piece of information that allows the identification of a natural person, which will include “personal health information,” and “personal financial information” each as defined by applicable Law.

“Post-Closing Parent Corporate Governance Agreements” means the individual agreements to be entered into at Closing by Seller with Parent covering corporate governance arrangements, including relationships between shareholders and/or management and other shareholder and corporate governance matters in the form attached hereto as Exhibit B.

“Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any policy relating to: (a) the privacy of users of any website or mobile application of the Company; (b) the collection, use, storage, disclosure, and transfer of any User Data or Personal Information; and (c) any employee information.

“Products” means the products of the Company as of the Closing all set forth on Exhibit C attached hereto.

“Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, investigation or audit of any nature whether civil, criminal, administrative, regulatory or otherwise and whether at Law or in equity.

“Related Party” means each officer or director of the applicable Person and its Affiliates, each family member of any director or officer of the applicable Person and its Affiliates, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic’s and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act and the Israeli Securities Laws.

“Service Provider” means each director, officer, employee, manager, independent contractor, consultant, leased employee, or other service provider of the applicable Person.

“Yissum” means Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.

“Yissum License” means that certain License Agreement between Yissum and the Company dated August 12, 2013.

“Software” means all Internet domain names and websites, (including top level domain names and global top level domain names) and social media identifiers, handles and tags, computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which a majority of the total voting power or control of such entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“TASE” means the Tel Aviv Stock Exchange.

“Tax” means any and all multi-national, U.S. Israeli, federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare (whether or not considered a tax under applicable Law), escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax, of any kind whatsoever, including any interest inflation indexation, linkage differentials, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing; the foregoing will include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any Party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Third Party Fee” means $250,000 + VAT paid to Lior Tamar Investments Ltd. (the “Seller Agent”) by, or on behalf of, the Seller.

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, registered trade dress and unregistered trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of source, origin, endorsement, sponsorship or certification, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Documents” means (i) this Agreement and all exhibits and schedules hereto, and (ii) any other documents or agreements executed in connection with the transactions contemplated hereunder and all exhibits and schedules thereto, (collectively, the “the Ancillary Agreements”).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“User Data” means any Personal Information and other data or information (including all non-Personal Information) collected by or on behalf of the Seller from users of any website or mobile application of the Seller, whether collected while online or off-line.

“U.S.” or “United States” means the United States of America.

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1      Basic Transaction. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from the Seller, and the Seller shall sell, assign, transfer and deliver to Buyer, all of such Seller’s Shares for the consideration specified in this Article 2, free and clear of any and all Security Interests. The Shares to be sold, assigned and transferred pursuant to this Article 2 represent, as of the date hereof, in the aggregate 55.97% of the issued and outstanding shares of the capital stock of the Company, as well as on a fully diluted basis.

2.2      Purchase Price. In consideration of the transfer of the Shares and the other obligations set forth in this Agreement, the aggregate purchase price to be paid by the Parent on behalf of the Buyer for the Shares at a valuation of approximately $397.07 per Share (and in aggregate approximately $3,800,000 for all of the Shares), which will consist of: (a) payment to Seller by or on behalf of Buyer of an amount of cash equal in the aggregate to the sum of $2,000,000 (the “Cash Consideration”), and (b) the issuance by Parent to Escrow Agent on behalf of Seller, of 11,292,508 of Parent’s Ordinary Shares of no par value each, representing a value in aggregate of approximately $1,800,000 calculated based on a price of NIS 0.614 per Ordinary share at the representative NIS/USD exchange rate for January 11, 2017 of 3.852, (the “Consideration Shares”, and together with the Cash Consideration, the “Consideration”). At Closing, subject to fulfilment of the Conditions Precedent detailed in Article 6 to full satisfaction of the Buyer or Parent, an Affiliate of Buyer shall deliver: (a) the Cash Consideration, after deduction of the cash portion of the Escrow Amount and the Closing Portion of Third Party Fee, payable in cash by wire transfer of immediately available funds, which shall be disbursed to such bank account(s) as Seller shall designate in writing to Parent prior to the Closing; (b) the Cash Consideration portion of the Escrow Amount into the Escrow Fund; (c) evidence that the Consideration Shares have been duly issued by Parent and that such Consideration Shares have been delivered to the Escrow Agent; and (d) an amount of $100,000 + VAT out of the Cash Consideration paid to Seller Agent on behalf of the Seller for part of the Third Party Fee (the "Closing Portion of Third Party Fee").

2.3      The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely through the electronic exchange of closing documents and physical delivery of any certificates representing the Shares or Consideration Shares, and completed no later than 13:00 p.m. Israel time on January 13, 2017 (or at such other time and location mutually agreeable to the Parties) (the “Closing Date”).

2.4      Deliveries at the Closing. At the Closing, in addition to the fulfillment of any of the conditions required of any Party as set forth in ARTICLE 6 and ARTICLE 7: (A) Seller will deliver to Buyer or an Affiliate thereof: (a) a validly executed stock power in the form attached hereto as Schedule 2.4a(1) signed by the Seller and a share certificate covering the Shares issued in the name of the Buyer or of an Affiliate of the Buyer as trustee for the Buyer and the Shares transferred from the Seller to the Buyer or an Affiliate of the Buyer as trustee for the Buyer, and the registration of the Buyer or an Affiliate of the Buyer as trustee for the Buyer as the shareholder owning the Shares in the shareholder register of the Company, and deliver to the Buyer or an Affiliate of the Buyer as trustee for the Buyer such shareholder register, signed by a duly authorized Company officer, in the form attached hereto as Schedule 2.4a(2); (b) validly executed copy of a unanimous written resolution of the Company's Board of Directors, substantially in the form of Schedule 2.4b approving: (1) the sale and transfer of the Shares as set forth herein this Agreement; and (2) the appointment of the Buyer's directors, as detailed in Section 5.7; (c) resignation and release letter by the directors nominated by the Seller effective at Closing and a duly executed and binding copy of the Seller Directors POA as set forth in Section 5.7; (d) a certificate duly executed by the Seller and an officer of the Company nominated by the Seller in a form attached herein as Schedule 2.4d; (e) the Closing Balance Sheet; and (f) the Post Closing Parent Corporate Governance Agreement signed by the Seller; and (B) Buyer or an Affiliate thereof will deliver to Seller; (a) a certificate duly executed by the Buyer or an Affiliate thereof and containing the representation and warranty of Buyer or an Affiliate thereof that the conditions set forth in Sections 7.1 through 7.3, and 7.5 through 7.6 have been duly satisfied; (b) confirmation from the Buyer or an Affiliate thereof that the Escrow Amount has been deposited with the Escrow Agent in accordance with the terms of the Escrow Agreement; and (c) the Consideration as specified in Section 2.2.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
CONCERNING THE TRANSACTION

3.1      Representations and Warranties of Seller. The Seller hereby represents and warrants to Buyer and Parent as follows:

(a)    Capacity and Authorization of Seller. The Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, which jurisdiction is Israel, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Complete and correct copies of the charter documents, bylaws, articles of association or similar organizational documents, of the Seller and all amendments thereto have been made available to the Buyer or an Affiliate thereof. The Seller is not in violation of any of the provisions of its charter documents, bylaws, articles of association or similar organizational documents. The minute books and resolutions of the Seller previously made available to the Buyer or an Affiliate thereof contain true, complete and accurate records of all meetings and accurately reflect in all material respects all corporate action of the equity holders and board of directors (including committees thereof) of such Seller. The Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized. This Agreement has been, and the Ancillary Agreements to which the Seller is party will be, duly executed and delivered by the Seller and constitute the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies. The Seller has not granted to any Person any power of attorney in respect of it or relating to the conduct of its business. The Seller has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Seller or the winding up or cessation of its business.

(b)    Noncontravention. Neither the execution and the delivery of this Agreement, and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby, will materially (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Seller is subject or its Governing Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license or instrument to which the Seller is a party or by which the Seller is bound or to which any of the Seller’s assets is subject.

(c)    Brokers’ Fees. Other than the Third Party Fee, the Seller does not have any Liability or obligation to pay any finder’s fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company or any respective Affiliate thereof are or could become liable or obligated.

(d)    Shares. Seller holds of record and owns beneficially the Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Laws), Security Interests, options, warrants and purchase rights, and on the Closing Date will have full and unrestricted power to sell, assign, transfer and deliver such Shares.

(e)    Absence of Litigation. Seller is not a party to any, and there are no pending or, to the Knowledge of Seller, threatened proceedings, against Seller challenging the validity of the transactions contemplated by this Agreement which, if determined adversely, would prevent the consummation of the transactions contemplated by this Agreement.

(f)     Investment Representations. Seller hereby acknowledges that the Consideration Shares have not been registered under the Securities Laws and that they are being offered and sold pursuant to exemptions from registration contained in the Securities Laws based in part upon its representations and warranties contained in this Agreement. Accordingly, Seller hereby represents and warrants as follows:

(i)        Economic Risk. Seller is capable of evaluating the merits and risks of its investment in Parent and has the capacity to protect its own interests. Any interest in the Consideration Shares may not be sold, pledged or otherwise transferred or hypothecated unless the Consideration Shares are registered pursuant to the Securities Laws, or an exemption from such registration is available under the Securities Laws, and in the absence of such registration or exemption, the holder must bear the economic risk of this investment indefinitely. It understands that there is no assurance that any exemption from registration under the Securities Laws will be available and that, even if available, such exemption may not allow the transfer all or any portion of the Consideration Shares under the circumstances, in the amounts or at the times the holder might propose.

(ii)       Acquisition for Own Account. The Seller is acquiring the Consideration Shares for its own account for investment only, and not with a view towards their distribution or resale, without prejudice, however, to its right, at all times, to sell or otherwise dispose of all or any part of such securities pursuant to an effective registration statement under the Securities Laws or under an exemption from such registration and in compliance with applicable securities Laws.

(iii)      Protecting Its Interest. By reason of its, or of its management’s (if any), business or financial experience, Seller has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

(iv)     General Solicitation. The Consideration Shares are not being purchased as a result of any advertisement, article, notice or other communication regarding the Consideration Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(v)      Parent’s Information. No offering memorandum or similar disclosure document has been prepared in connection with the offer of the Consideration Shares, and Seller has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the Parent’s reports filed publicly with the SEC and/or TASE and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Parent concerning the terms and conditions of the offering of the Consideration Shares and the merits and risks of investing in the Consideration Shares; (ii) access to publicly disclosed information about the Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Parent possesses or can acquire without unreasonable effort or expense, that it may legally disclose (and if not so able to disclose, has provided a legal reason for such non-disclosure) and that is necessary to make an informed investment decision with respect to the investment in the Parent. The only representations and warranties being given by the Parent are contained in this Agreement. No broker or agent of the Parent has provided any information or advice with respect to the Consideration Shares nor is such information or advice necessary or desired. Seller has had an opportunity to discuss Parent’s business, management and financial affairs with directors, officers and management of Parent and to ask them questions and receive answers from them regarding the terms and conditions of an investment in Parent’s equity.

(vi)     Rule 144. Seller acknowledges that it is aware that Rule 144 under the Securities Act which allows for the public resale of restricted and control securities, as the case may be, if a number of conditions are met, may not necessarily be available with respect to the Consideration Shares and, in any event, is available only if certain conditions are satisfied, and that any sale of the Consideration Shares that might be made in reliance upon Rule 144 may only be made in accordance with the terms and conditions of such rule and that a copy of Rule 144 will be delivered to Seller upon request.

(vii)    Regulation S Exemption. Seller understands that the Consideration Shares are being offered and sold to Seller in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act, and that the Parent is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the applicability of such exemptions and the suitability of the Seller to acquire the Consideration Shares. In this regard, Seller represents, warrants and agrees that:

(a)       Seller is not a U.S. Person (as defined in Regulation S) and is not an affiliate (as defined in Rule 501(b) under the 1933 Act) of the Parent and is not acquiring the Consideration Shares for the account or benefit of a U.S. Person.

(b)       At the time of the origination of contact concerning the issuance of the Consideration Shares and the date of the execution and delivery of this Agreement, Seller was outside of the United States.

(c)       Seller will not, during any ‘distribution compliance period’ under Regulation S, if applicable (the “Restricted Period”), offer, sell, pledge or otherwise transfer the Consideration Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.

(d)       Seller will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Consideration Shares only pursuant to registration under the Securities Act or an available exemption therefrom and, in accordance with all applicable state and foreign securities laws.

(e)       Neither Seller nor or any person acting on Seller’s behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Consideration Shares, and Seller and any person acting on Seller’s behalf have complied and will comply with any applicable “offering restrictions” requirements of Regulation S under the Securities Act.

(f)        The issuance of the Consideration Shares contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

(g)       Neither Seller nor any person acting on Seller’s behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Consideration Shares. Seller agrees not to cause any advertisement of the Consideration Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Consideration Shares.

(viii)       Compliance with Laws. Any resale of the Consideration Shares during a ‘distribution compliance period’, if applicable, as defined in Rule 902(f) to Regulation S shall only be made in compliance with exemptions from registration afforded by Regulation S. Further, any such sale of the Consideration Shares in any jurisdiction outside of the United States will be made in compliance with the securities laws of such jurisdiction. Seller will not offer to sell or sell the Consideration Shares in any jurisdiction unless Seller obtains all required consents, if any.

(ix)          Israeli Securities Law. Seller affirms that it is a “Qualified Investor” listed under the First Schedule of the Israeli Securities Law 5728-1968, purchasing for itself, namely that it is a venture capital fund, defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk, and undertakes that it will provide the Parent with appropriate documentation to such effect, as required under applicable Israeli law and regulation. Seller further acknowledges, warrants and undertakes that no action will be taken in Israel that would permit the offering of the Consideration Shares or the distribution of any prospectus or other offering document to the public in Israel, and that the Consideration Shares were and are issued by way of a private placement and that the Consideration Shares are subject to the resale restrictions under Section 15C of the Israel Securities Law and Section 5 of the Israeli Securities Regulations (Details Regarding Sections 15A-15C of the Securities Law-1968) - 2000.

(x)           No Voting Agreements. Other than the applicable Post Closing Parent Corporate Governance Agreement to be entered into at Closing by Seller, at the time the Consideration Shares are offered, and as of the date hereof, and at the Closing, Seller is not, and will not be, a party to any agreement or arrangement, whether written or oral, with Parent, any of the Parent's officers or shareholders or a corporation in which the Parent's officers or shareholders are an Interested Party (as defined in the Israeli Companies Law, 5759-1999), regulating the management of the Parent, the shareholders' rights in the Parent, the transfer of shares in the Parent, including any voting agreements, shareholder agreements or any other similar agreement even if its title is different or has any other relations or agreements with any of the Parent’s shareholders, directors or officers.

(xi)          No Governmental Review. It understands that no Israeli or United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Consideration Shares or the fairness or suitability of the investment in the Consideration Shares nor have such authorities passed upon or endorsed the merits of the offering of the Consideration Shares.

(xii)         Restricted Securities. It understands that the Consideration Shares, are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being issued by the Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration in the United States of America under the Securities Act only, and in Israel under Israeli Securities Laws only in certain limited circumstances. It understands and acknowledges that: (i) the Consideration Shares are being offered and sold without registration under the Securities Laws in a private placement that is exempt from the registration provisions of the Securities Laws and (ii) the availability of such exemption depends in part on, and the Buyer and Parent will rely upon the accuracy and truthfulness of, the foregoing representations and it hereby consents to such reliance.

(xiii)        Independent Advice. It understands that nothing in this Agreement or any other materials presented to it by or on behalf of the Buyer or Parent in connection with the purchase of the Consideration Shares constitutes legal, tax or investment advice.

(xiv)        The Seller further acknowledges and understands that the certificate evidencing the Consideration Shares may be imprinted with the following legend (in addition to any legend required under applicable state or foreign securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE AND HAVE BEEN ACQUIRED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT, OR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS EITHER IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS. IN ADDITION, NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE ACT.”

(g)     Seller Information. The information relating to Seller that is provided by Seller, or any director, officer, employee, agent or representative thereof, for inclusion in any document filed with or furnished to the SEC, or otherwise submitted to any other Regulatory Agency, in connection with the transactions contemplated by the Transaction Documents, will not at the time that such information is provided by any such Person as aforesaid contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(h)     Waiver. Any waiver and consent attached herein as Schedule 3.1(h) whereby each relevant shareholder of the Company waives all pre-emption rights and any other participation right it may have in connection with the transactions contemplated hereby, including, with respect to sale and transfer of the Shares and any rights of first refusal, tag-along or other similar rights it may have in connection with the sale and transfer of the Shares are duly authorized and validly executed by the signatory thereto. No other waiver, consent or process is required in order for the transactions contemplated hereby to be in full force and effect.

(i)      Governing Documents; Records. All actions taken and all transactions entered into by the Company which required the approval or consent of its board of directors or shareholders have been duly approved by all necessary action of the board of directors and shareholders of the Company. There has been no violation of any of the provisions of the Governing Documents of the Company, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s shareholders or board of directors (or similar body). All minutes, resolutions and other corporate records and documents of the Company, for the period from its founding through the date hereof, which were requested to be provided to Parent by Seller (collectively, the “Corporate Records”) have been provided to Parent, such Corporate Records are complete, true and correct and include all minutes of all meetings and all resolutions of the directors (and any committees of such directors) and shareholders of the Company as at the date hereof, and at the Closing Date will contain the minutes of all meetings and all resolutions of the directors (and any committees of such directors) and shareholders of the Company.

(j)      Seller acknowledges that the Third Party Fee defined in Section 2.2 which is due from Seller to such third party will be paid by Buyer or an Affiliate thereof on behalf of the Seller solely and out of the Cash Consideration as set forth in section 2.2.

3.2       Representations and Warranties of Buyer and Parent. Parent and Buyer represent and warrant to Seller as follows:

(a)    Organization of Buyer. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel. Buyer is, or upon formation will be, a corporation duly organized, validly existing and in good standing under the applicable laws of its jurisdiction of incorporation.

(b)    Authorization of Buyer. Parent and Buyer, as applicable, has or will have the requisite power and authority to execute and deliver this Agreement, and the other agreements contemplated herein, and to perform its obligations hereunder and thereunder. This Agreement, and the other agreements contemplated herein, have been or will be duly authorized by all requisite action of Parent and Buyer, as applicable, and constitutes, and upon execution the other agreements contemplated herein will constitute, the valid and legally binding obligations of Parent and Buyer, as applicable, enforceable in accordance with their terms and conditions, except (i) as enforcement may be limited by general principles of equity or rules governing specific performance, injunctive relief and other equitable remedies, whether applied in a court of law or a court of equity, and (ii) as enforcement may be limited by bankruptcy, insolvency, moratorium, relief of debtors or other similar laws affecting creditors’ rights and remedies generally.

(c)    Noncontravention. Neither the execution and delivery of this Agreement, and the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby, will materially (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer and Parent, as applicable, is subject or any provision of its Governing Documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license or instrument to which Parent or Buyer is a party or by which it is bound or to which any of its assets is subject.

(d)    Brokers’ Fees. Neither Buyer nor Parent nor any of their respective Affiliates have any Liability or obligation to pay any finder’s fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(e)    Investment Representations.

(i)        Parent acknowledges, and Buyer shall acknowledge, that the Shares have not been registered for offer or sale under any Securities Laws, and are not listed for trading on any stock exchange, stock quotation service or other stock market. It is understood that the Shares are being sold by Seller in reliance on exemptions from the registration requirements of any applicable Securities Laws, and may not be sold, transferred or otherwise disposed of unless subsequently registered under applicable Securities Laws or unless an exemption from registration is available.

(ii)       Without derogating from the representations made by the Seller hereunder, Buyer or its Affiliate acting on its behalf has such knowledge and experience in financial and business matters in general and with respect to businesses of a nature similar to the business of the Company so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Shares.

(iii)      Buyer shall be acquiring the Shares solely for its own account and not with a view to or for resale in connection with any distribution or public offering thereof, within the meaning of applicable securities laws and regulations.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

The Seller represents and warrants to Buyer and Parent as follows:

4.1       Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Israel. The Company has the requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use its properties as they are now owned and used, and perform its obligations under all contracts and agreements to which it is party or by which it is bound. Schedule 4.1 accurately sets forth the names of the members of the board of directors (or similar body) of the Company and its corporate officers. The Seller has provided to Buyer or its Affiliate acting on its behalf true and correct copies of the Governing Documents of the Company. The Company is not in violation of any of the provisions of its Governing Documents. The minute books and resolutions of the Company previously made available to the Buyer or an Affiliate thereof contain true, complete and accurate records of all meetings and accurately reflect in all material respects all corporate action of the equity holders and board of directors (including committees thereof) of the Company. The execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is party, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized. The Company has not granted to any Person any power of attorney in respect of it or relating to the conduct of its business. The Company has never approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of its business.

4.2       Capitalization. The authorized as well as the issued and outstanding capital of the Company as of the date hereof is as set forth on Schedule 4.2. All Shares are duly authorized, validly issued, fully paid and non-assessable, and are held of record and owned beneficially by Seller as set forth in Schedule 4.2, and none of the Shares are subject to preemptive rights, repurchase option, forfeiture provision or restriction on transfer created by statute (other than restrictions on transfer imposed by virtue of applicable securities laws), the Governing Documents, or any agreement to which the Company or the Seller is a party or by which it is bound. Except as set forth in Schedule 4.2, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock. Except as set forth in Schedule 4.2, the Company has no obligation of any kind to issue any additional Shares to any Person.

4.3       Subsidiaries. The Company does not have and, did not at any time previously have, any subsidiary (defined as an entity of which the Company owns directly or indirectly more than 50% of the outstanding securities entitled generally to vote for the election of directors or equivalent managing persons) and does not hold and, did not at any time previously hold, any material direct or indirect beneficial interest in any other corporation, partnership, joint venture or other entity or enterprise.

4.4       Noncontravention. Except as set forth in Schedule 4.4, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company is subject or any provision of the Governing Documents of the Company, or (b) conflict with, result in a breach of, or constitute a default under any Material Contract. Except as set forth in Schedule 4.4, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

4.5       Governing Documents; Records. All actions taken and all transactions entered into by the Company which required the approval or consent of its board of directors or shareholders have been duly approved by all necessary action of the board of directors and shareholders of the Company. There has been no violation of any of the provisions of the Governing Documents, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s shareholders or board of directors (or similar body).

4.6       Brokers’ Fees. Other than as set forth on Schedule 4.6, the Company has no Liability or obligation to pay any finder’s fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.7       Financial Statements. Attached hereto as Schedule 4.7 are the audited balance sheets and statements of income, stockholders’ equity and cash flows of the Company as of and for the calendar years ended December 31, 2014 and December 31, 2015 (the “2015 Financial Statements” or the “Financial Statements”). The audited 2015 Financial Statements, including the notes thereto, have been prepared based upon the Company’s books and records and are in accordance with GAAP, and fairly present the financial condition of the Company in all material respects as of the dates stated and the results of operations of the Company for such period.

4.8       No Liabilities. The Company does not have any accrued, contingent or other Liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for (i) the Liabilities identified in Schedule 4.8(i), which are correct as of the date hereof “Company Closing Liabilities”), and (ii) any and all Exit Fees and/or Historical Patent Costs (each as defined in the Yissum License) which are or may become due and payable to Yissum under the Yissum License as a result of the completion of the transactions contemplated hereunder, and which are reflected in Schedule 4.8(ii).

(b)    Indebtedness. There is no Indebtedness of the Company for borrowed money.

(c)    No Guarantee of Indebtedness. The Company does not have any outstanding guarantees for debt or other obligations of any other Person.

(d)    Insider Receivables. There is no Indebtedness owed to the Company by any Service Provider, employee, officer, director or shareholder, other than expense reimbursements in the Ordinary Course of Business.

4.9       Subsequent Events. Since the December 31, 2015:

(a)    the Company has operated in the Ordinary Course of Business, and as of the date hereof, there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the business or financial condition of the Company, taken as a whole; and

(b)    there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s material assets (whether or not covered by insurance).

4.10     Legal Compliance.

(a)    The Company has all material governmental permits, licenses, registrations, certificates and other governmental authorizations (the “Permits”) necessary for the Company to conduct is businesses as presently conducted.

(b)    The Company is in compliance in all material respects with all applicable laws, statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder of Governmental Authorities (collectively, the “Applicable Laws”).

4.11     Tax Matters. Except as set forth on Schedule 4.11:

(a)    The Company has filed or caused to be filed all material Tax Returns required to be filed with respect to the Company with respect to all past years through calendar year 2015. All such Tax Returns at the time of filing complied with all applicable Tax laws in all material respects. All Taxes owed by the Company shown on any Tax Return have been timely and properly paid or, to the extent not yet due for payment, have been adequately accrued on the books and records of the Company. All Taxes required to be withheld by the Company have been properly and timely withheld and remitted. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Security Interests on the assets of the Company that arose in connection with any failure or alleged failure to pay any Tax.

(b)    There is no dispute or claim concerning any Tax Liability of the Company (i) claimed or raised by any Taxing authority in writing, or (ii) as to which Seller has Knowledge based upon personal contact with any agent of such authority.

(c)    The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)    No Tax Return of the Company is currently being audited and the Company has not received notice of any pending audit.

4.12     Real Property. The Company does not own nor lease any real property.

4.13     Title to Assets. The Company has good title to, or a valid leasehold interest in, all material tangible, personal property assets (i) used regularly in the conduct of its businesses, and (ii) located on the premises of the Company, shown on the Audited Financial Statements or acquired after December 31, 2015, including all fixtures, furniture, equipment, and machinery (collectively, the “Fixed Assets”), and such Fixed Assets are subject to no material liens, mortgages, pledges, encumbrances or charges, except for properties and assets disposed of in the Ordinary Course of Business, or leased assets of third parties subject to a valid leasehold interest with a corresponding collateral securitization filing as set forth on Schedule 4.13, or such other exceptions which are not material in character, amount or extent and do not materially detract from the value of or interfere with the use of the tangible assets subject thereto or affected thereby. To the Knowledge of Seller, all Fixed Assets are in good operating condition (subject to normal wear and tear.

4.14     Intellectual Property.

(a)    Except as set forth on Schedule 4.14, the Company owns or possesses all rights to use all Intellectual Property necessary to the operation of its businesses as presently conducted and such present use does not conflict with the lawful rights of others in any material respect. The Company has not received written or oral notice of any claim against it involving any conflict or claim of conflict relating to the Intellectual Property of the Company and, to the Knowledge of Seller, there is no basis for any such claim or conflict. The Company has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

(b)    Except as set forth on Schedule 4.14, the Company has never assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property necessary to the operation of its businesses as presently conducted to any other Person.

(c)    Each Person who is or was an employee or other Service Provider of the Company and/or who is or was involved in the creation or development of any Intellectual Property, including prior to incorporation of the Company, has signed a valid and enforceable agreement containing an irrevocable assignment to the Company, of all Intellectual Property Rights and Intellectual Property created or developed in the course of that Person’s work with the relevant entity, as well as confidentiality provisions protecting the Intellectual Property Rights and Intellectual Property of the Company, as applicable.

(d)    Except as set forth on Schedule 4.14 no funding, facilities or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution, was used, directly or indirectly, to create or develop, in whole or in part, any of the Intellectual Property of the Company.

(e)    Except as set forth on Schedule 4.14, the Company is not currently nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any of the Intellectual Property of the Company.

(f)     The Company is not bound by, and none of the Intellectual Property owned by the Company is subject to, any contract or agreement containing any covenant or other provision (other than any restrictions that may be imposed by Applicable Law) that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any of the Intellectual Property owned by the Company anywhere in the world.

(g)    Except as set forth on Schedule 4.14, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any of the Intellectual Property of the Company in any material respect.

(h)    The Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any intellectual property right of any other Person; (ii) no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding; and (iii) the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any intellectual property right of another Person.

(i)     Yissum License. Other than as set forth on Schedule 4.14(i), the Yissum License has not been amended since August 12, 2013, and is in full force and effect. To the Knowledge of the Seller, the Company has never received any notice or other communication (in writing or otherwise) from Yissum with respect to a conflict or claim of conflict relating the Yissum License, or which could lead to termination of the Yissum License. The Company is not and has not been in the past in breach of the License Agreements which may lead to termination of the Yissum License and there is currently no cause for termination of the Agreement.

4.15     Personal Information; IT Security

(a)    The Company has not received a complaint or been the subject of any Proceeding regarding its collection, use or disclosure of Personal Information or its privacy or data security policies, practices or activities. To the Seller’s Knowledge, all information technology systems and computers of the Company (and all parts thereof), are free of (i) any critical defects, and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such information technology systems, computers or Intellectual Property (or any parts thereof) or data or other software of users (“Contaminants”). The Company takes and has taken commercially reasonable steps, and implements and have implemented commercially reasonable procedures, intended to ensure that information technology systems used in connection with the operation of the businesses of the Company are free from Contaminants and safeguard the security of such information technology systems. The Company has commercially reasonable disaster recovery plans, procedures and facilities for its businesses, and takes and has taken commercially reasonable steps to safeguard the information technology systems and computers used in the operation of businesses. Except as set forth on Schedule 4.15 there have been no unauthorized intrusions or breaches of the security of such information technology systems and computers. The Company has adequate security measures in place to protect Personal Information in its possession, custody or control, and the Company has not experienced any breach of security or unauthorized access by any third party to Personal Information in the Company’s possession, custody or control. For purposes hereof, information in the Company’s possession, custody or control includes information stored for the Company by any Service Provider or vendor. Section 4.15 of the Disclosure Schedules identifies and describes each distinct electronic or other database, including location, containing Personal Information maintained by or for the Company at any time (the “Databases”), the types of Personal Information in each Database, the means by which the Personal Information was collected, the security and retention policies that have been adopted and maintained with respect to each Database, the geographical location(s) of each Database, and whether each Database has been registered with any Governmental Authority. To the Seller’s Knowledge, no breach or violation of any such Privacy Policy or security policy has occurred or is threatened, and to the Seller’s Knowledge, there has been no Loss, unauthorized or illegal use of or access to any of the data or information in any of the Databases. Except as set forth on Schedule 4.15, no Person has provided any notice, made any claim or initiated any Proceeding or, to the Knowledge of the Seller, commenced any Proceeding with respect to actual or alleged Loss, damage or unauthorized access, collection, use, storage, handling, retention, destruction, disclosure, modification, processing or other misuse of any User Data or Personal Information or with respect to any violation of a Law pertaining to privacy, security, data protection, User Data or Personal Information, including any Laws, and, to the Knowledge of the Seller, there is no reasonable basis for any such notice, claim or Proceeding. There are no outstanding information, enforcement, Proceeding, deregistrations or transfer prohibition notices or any other nature of notice or audit request under applicable Laws currently outstanding against the Company, or any outstanding appeal against such notices nor, to the Knowledge of the Company, are there any circumstances which give rise to the giving of any such notices. Except as provided on Schedule 4.15 there are no unsatisfied access requests in respect of User Data held by the Company or any outstanding applications for rectification or erasure of User Data. The Company has implemented and maintains commercially reasonable safeguards to ensure that User Data or Personal Information is protected against Loss, damage and unauthorized access, use, modification, or other misuse.

(b)    The Company has all necessary authority to receive, access, use and disclose the Personal Information in the Company’s possession or under its control in connection with the operation of its businesses. The Company has at all times made all disclosures to, and obtained any necessary consents and authorizations from, users, customers, employees, Service Providers, contractors and other applicable Persons required by applicable legal requirements relating to privacy, security or data protection and has filed any required registrations (the details of which are correct, proper and suitable for the purposes for which the Company process the Personal Information which is the subject of them) with the applicable data protection authority, including any consents or authorizations necessary to operate the businesses of the Company.

(c)    No breach or violation of any such security policy has occurred or is threatened, and there has been no Loss, unauthorized or illegal use of or access to any of the data or information in any of the Databases. No Person has provided any notice, made any claim or initiated any Proceeding or, to the Knowledge of the Seller, commenced any claim or Proceeding with respect to actual or alleged Loss, damage or unauthorized access, use, disclosure, modification, or other misuse of any Personal Information or with respect to any violation of a legal requirement pertaining to privacy, security, data protection, or Personal Information and, to the Seller’s Knowledge, there is no reasonable basis for any such notice, claim or Proceeding. There are no outstanding information, enforcement, deregistration or transfer prohibition notices or any other nature of notice or audit request under applicable Laws currently outstanding against the Seller, or any outstanding appeal against such notices nor, to the Knowledge of the Seller, are there any circumstances which may give rise to the giving of any such notices. There are no unsatisfied access requests in respect of Personal Information held by the Company nor any outstanding applications for rectification or erasure of Personal Information.

4.16     Contracts.

(a)    Schedule 4.16 lists the following contracts and other agreements (other than those of a type disclosed in another Schedule) to which the Company is a party:

(i)       each contract, agreement or commitment in respect of the sale of products or the performance of services, or for the purchase or lease of inventories, equipment, raw materials, supplies, services or utilities which (i) involves payments or receipts by the Company of $25,000 or more and is not terminable by the Company at any time upon notice of 90 days or less, or (ii) is not to be fully performed within six months from the date of this Agreement;

(ii)      any material agreement for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(iii)     each partnership, joint venture or similar agreement;

(iv)     indebtedness for or related to borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v)      any material agreement with the Seller or any other shareholder of the Company;

(vi)     any deferred compensation, severance, indemnification, or other plan or arrangement for the benefit of its Service Providers;

(vii)    any collective bargaining agreement;

(viii)   any agreement under which the Company has advanced or loaned money to Service Providers outside the Ordinary Course of Business;

(ix)      any agreement pursuant to which the Company has been appointed an exclusive partner, reseller or distributor, or pursuant to which either entity has appointed another Person as an exclusive partner, reseller, or distributor;

(x)       any supply agreement that is with the Company’s top 10 suppliers by spending calculated on an annual basis as of December 31, 2015;

(xi)      any agreement (A) imposing any restriction on the right or ability of the Company to (1) compete with any other Person; or (2) develop or distribute any technology or Products; or (B) imposing exclusive arrangements on the Company to acquire any product or other asset or any services from a single source;

(xii)     any agreement relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property of the Company y and licenses for any non-customized software that is not: (1) so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; and (2) generally available on standard terms for less than $1,000 per copy, seat or user, as applicable;

(xiii)    any agreement constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Authority or any prime contractor or higher-tier subcontractor, or under which any Governmental Authority or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Authority or any proposed prime contractor or higher-tier subcontractor of any Governmental Authority; and

(xiv)    any other agreement that was entered into outside the Ordinary Course of Business or was inconsistent with the past practices of the Company, since December 31, 2015.

The contracts and agreements in the respective categories described in clauses (i) through (xiv) above are referred to in this Agreement as “Material Contracts.”

(b)    The Company has made available to Buyer accurate and complete copies of all Material Contracts, including all amendments thereto. Each Material Contract is valid and in full force and effect and is enforceable by the Company, in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)    Except as set forth on Schedule 4.16, neither the Company, nor the Seller nor, to the Knowledge of Seller, any other Person which is a party thereto has violated or breached in any material respect, or committed any material default under, any Material Contract. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any such Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any such Material Contract; (C) give any Person the right to accelerate the maturity or performance of any such Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract.

(d)    The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract, nor has it waived any of its material rights under any Material Contract.

4.17     Insurance. Schedule 4.17 sets forth the following information with respect to each insurance policy to which the Company is a party, a named insured, or otherwise the beneficiary of coverage:

(a)   the name of the insurer, the name of the policyholder and the name (or group designation) of each covered insured; and

(b)   the policy number and the period of coverage.

With respect to each such insurance policy, no claim for coverage by the Company has been denied. The Company has not received any written notice of cancellation or termination with respect to any insurance policy. All premiums due and payable with respect to the insurance policies of the Company set forth in Schedule 4.17 have been fully paid and all such insurance policies are valid and enforceable policies.

4.18    Litigation. There is no claim, litigation, action, arbitration, suit, or judicial proceeding pending or, to the Knowledge of Seller, threatened in writing, against the Company, at law or equity, before any Governmental Authority.

4.19    Labor and Employment Matters.

(a)     The Company is in compliance in all respects with all Applicable Laws respecting employment and employment practices and terms and conditions of employment. Neither the Company or, to the Knowledge of the Seller, any of its respective Service Providers, representatives or employees has committed any unfair labor practices in connection with the operation of the businesses of the Company, and there is no pending or, to the Knowledge of the Seller, threatened in writing charge or complaint against the Company by any Governmental Authority.

(b)     No union representation exists respecting the employees or other Service Providers of the Company and, to the Knowledge of Seller, no union organizing activities are taking place.

(c)     To the Knowledge of Seller, no organizational effort is currently being made or threatened on behalf of any labor union with respect to the employees or other Service Providers of the Company. There is no pending or, to the Knowledge of the Seller, threatened labor dispute, strike or work stoppage against the Company.

4.20    Employee Benefits.

(a)     Schedule 4.20 lists each non-qualified deferred compensation plan, qualified defined contribution retirement plan, qualified defined benefit retirement plan or other material fringe benefit plan or program that the Company maintains or to which the Company contributes (“Benefit Plans”).

(b)     Except as set forth on Schedule 4.20, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in and of itself, will not (A) require the Company to make a larger contribution to, or pay greater benefits or provide other rights under, any Benefit Plan than it otherwise would, or (B) create or give rise to any additional vested rights or service credits under any Benefit Plan, in either case whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered.

(c)     Schedule 4.20 sets forth as of the date hereof true and correct information concerning (i) all severance and change of control plans or arrangements for the benefit of present Service Providers, directors or officers (or other equivalent positions) or employees of the Company and any former Service Providers, directors or officers (or other equivalent positions) or employees of the Company if any such plans or arrangements provide for any continuing obligations of the Company, (ii) all employment agreements with any present director or officer (or other equivalent position) of the Company and any former directors or officers (or other equivalent positions) of the Company if any such agreements provide for any continuing obligations of the Company, (iii) any Person who has accepted an offer of employment made by the Company but whose employment has not yet started and of any outstanding offer of employment made to any Person by the Company providing for annual cost to the Company in excess of $25,000, and (iv) all non-competition agreements with the Company executed by directors or officers (or other equivalent positions) of the Company since the beginning of 2013.

(d)     With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly reflected in accordance with GAAP, on the Audited Financial Statements.

4.21     Environment.

(a)     The Company is in compliance with all Environmental Laws, except for any noncompliance that is not reasonably expected to have a material adverse effect on the business or financial condition of the Company, taken as a whole.

(b)     There is no outstanding action, suit, proceeding, charge, complaint, claim, demand or notice that has been filed or commenced against the Company alleging a failure to comply with Environmental Laws.

(c)     The Company has not received notice that it is a potentially responsible party for corrective action under CERCLA or any other similar Environmental Laws.

4.22    Compliance with Laws and Permits; Clinical and Regulatory Matters.

(a)     The Company holds and has at all times held and complied with, and immediately following the Closing the Company will hold and be in compliance with, all Permits necessary for the conduct, ownership, use, occupancy or operation of the businesses of the Company. Without derogating from the foregoing, the Company and its Service Providers and employees and agents hold all Permits, from the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Company’s products (any such Governmental Authority, a “Regulatory Agency”), including all authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and the regulations of the FDA promulgated thereunder, and the Public Health Service Act of 1944, as amended (the “PHSA”). Such Permits are valid and in full force and effect in all material respects. As of the date hereof, the Company has not received any written notice from any Governmental Entity (a) alleging any actual or possible violation of or failure to comply with any term or requirement of any such Permit, or (b) regarding any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit.

(b)     With respect to the businesses of the Company, (i) the Company is in compliance with all applicable laws regarding registration, license, certification for each site at which the Company’s products are tested, manufactured, labeled, sold, or distributed; (ii) the Company has exported any of its products or business knowledge in compliance in all material respects with applicable law; (iii) all of the studies and tests in relation to the Products conducted by or on behalf of Company were, or are being, conducted in all material respects in accordance with applicable Laws of the jurisdiction where conducted at the time such studies and test were conducted and in accordance with the prevailing scientific standards applicable to the conduct of such studies and activities; (iv) all manufacturing operations performed by or on behalf of the Company have been and are being conducted in all material respects in compliance with the Quality Systems Regulations of the FDA; (v) all required pre-clinical toxicology studies and non-clinical laboratory studies sponsored by or on behalf of Company, or otherwise conducted with respect to Products under development have been, or are being, conducted in compliance with the FDA's Good Manufacturing Practices, Good Laboratory Practices and Good Clinical Practices in the United States; (vi) each clinical trial conducted by or on behalf of Company with respect to Products was, or is being, conducted in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practices, Informed Consent and all other applicable requirements contained in 21 CFR Parts 312, 50, 54, 56 and 11 and Company has filed all required notices (and made available to Buyer copies thereof) of adverse drug or product experiences, injuries or deaths relating to clinical trials conducted by or on behalf of Company with respect to such Products; and (vii) the Company is in compliance with all applicable reporting requirements for all Permits identified on Section 4.22 of the Disclosure Schedules, including applicable adverse event reporting requirements in and outside of the United States under applicable Law. The Company is in compliance with all FDA and similar state and local laws applicable to the maintenance, compilation and filing of reports with regard to the Products. Schedule 4.22(b) sets forth a list of all adverse event reports related to the Products. All of the complaint review and analysis reports of the Companythrough the date hereof, including information regarding complaints by product and root cause analysis of closed complaints, were made available to Buyer and such reports are correct in all material respects.

(c)     Neither the Company nor anyone acting on behalf of Company has received any written notice or other written communication from any Governmental Authority (i) contesting the clearance or approval of, the uses of or the labeling and promotion of the Products, or (ii) otherwise alleging any violation of any laws by the Seller.

(k)     There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the Knowledge of the Seller, threatened) by the FDA or any other Governmental Authority with respect to the Products, including any facilities where any such products are produced, processed, packaged or stored and the Company has not within the last three years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any product or provided post-sale warnings regarding any product. In addition, there have been no claims or actions asserted, are pending or, to the Knowledge of the Seller, threatened against the Company with respect to the performance of the Products or injuries or other adverse events arising from the use of the Company product or any warranty claims in respect thereof.

(l)      All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by the Company with regard to the Company’s products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

(m)    Neither Company, nor to Seller’s Knowledge, any Service Provider, director, officer, employee, agent or representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or for any other Regulatory Agency to invoke any similar policy. Neither Company, nor to Seller’s Knowledge, any Service Provider, director, officer, employee, agent or representative thereof, has engaged in any activity prohibited under U.S. federal, state or foreign criminal or civil health care Laws (including the U.S. federal Anti-Kickback Statute, Stark Law, False Claims Act, Health Insurance Portability and Accountability Act, in each case, as amended, and any comparable state Laws), or the regulations promulgated pursuant to such Laws (each, a “Health Care Law”). There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to Seller’s Knowledge, threatened against Company that relates to an alleged violation of any Health Care Law. Neither Company, nor to Seller’s Knowledge, any Service Provider, director, officer, employee, agent or representative thereof, has been convicted of any crime or engaged in any conduct for which debarment or exclusion is mandated by 21 U.S.C. sec. 335a(a), 42 U.S.C. sec. 1320a-7(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b), 42 U.S.C. sec. 1320a-7(b) or any similar Law. There are no consent decrees (including plea agreements) or similar actions to which Seller, or to Seller’s Knowledge, any Service Provider, director, officer, employee, agent or representative thereof, are bound or which relate to the Products.

(n)     Company has complied in all material respects with all applicable statutes, rules, regulations, decrees, writs and orders of the FDA and any other Regulatory Agency with respect to the labeling, storing, testing, development, manufacture, packaging and distribution of the Products.

(o)     To the Seller’s Knowledge, no data generated by or on behalf of Company with respect to any Product is the subject of any action, either pending or threatened, by any Regulatory Agency relating to the truthfulness or scientific adequacy of such data.

(p)     Neither Company, nor to Seller’s Knowledge, any Service Provider, director, officer, employee, agent or representative thereof, has received any notice that the FDA or any other Regulatory Agency or clinical investigator has initiated, or threatened to initiate, any action to suspend any clinical trial, or otherwise restrict the pre-clinical research or clinical study of any Product or any drug product being developed based on any Intellectual Property of the Company, or to recall, suspend or otherwise restrict the development or manufacture of any Company product.

(q)     Company has not received written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, or other compliance or enforcement action relating to any Products. To Seller’s Knowledge, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.

(r)      Company has made available to Buyer true, correct and complete copies of any and all applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or other Regulatory Agency, including any documents received from the FDA and any other Regulatory Agency that indicate or suggest lack of compliance with the regulatory requirements of the FDA or such other Regulatory Agency. Company has made available to Buyer true, correct and complete copies of all material correspondence to or from the FDA or other Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or other Regulatory Agency, and all other documents concerning communications to or from the FDA or other Regulatory Agency, or prepared by the FDA or other Regulatory Agency or which bear in any way on Seller’s compliance with regulatory requirements of the FDA or any other Regulatory Agency, or on the approval of any Products.

4.23    Certain Business Relationships with Company. Except as described in Schedule 4.23, no Seller or its Affiliates or any Related Party thereof, (a) owns any material asset, tangible or intangible, which is used in the business of Company, (b) is owed money by or owes money to the Company, (c) has entered into, or has had any direct or indirect financial interest in, any contract, transaction or business dealing involving the Company, (d) is competing, directly or indirectly, with the Company, (e) is a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of the Company, or is in any way associated with or involved in the business of the Company (except in his or her official capacity as a Service Provider, director, officer or employee of the Company, as the case may be), (f) has any interest in or has filed any application with respect to any Intellectual Property, which arises out of or relates to the Company or its businesses, (g) has any claim or right against the Company (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an Service Provider, employee or director) or (h) is party to any transactions, contracts or understandings with Company that would be considered a “transaction” under Item 404 of Regulation S-K under the Securities Act if Company were to be subject to such regulation.

4.24     Product Liability. The Company has not given or made any warranties to third Persons with respect to any products developed by it, except for the warranties imposed by the provisions of the Material Contracts as listed on Schedule 4.16 and Applicable Laws. The Seller has no Knowledge of any present claim against the Company not fully covered by insurance for clinical trial liability or product liability on account of any express or implied warranty.

4.25     Anti-Corruption Compliance. The Company has not (and none of the Company’s officers or directors, agents, Service Providers or any other Person acting on behalf the Company has), directly or indirectly: (a) taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar anti-corruption or anti-bribery legal requirements applicable to the Company in any jurisdiction; (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly; or (d) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. No Service Provider, officer or director of Company has bribed another Person intending to obtain or retain business or an advantage in the conduct of business for the Company and the Company has in place adequate procedures designed to prevent any Service Provider or any officer or director of Company from undertaking any such conduct.

4.26    Export Control Legal Requirements

(a)     The Company has complied with all applicable export and re-export control Laws (“Export Controls”), including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations. The Company has not directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by Laws of the United States, Israel, or any other country, without obtaining prior authorization from the competent Governmental Authority as required by those Laws. The Company is in compliance with all applicable U.S., Israel, and foreign import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(b)     Except as authorized, the Company has not released or disclosed controlled technical data, technology, biological or chemical materials to any foreign national whether in the United States, Israel, or abroad.

(c)     No Proceeding is pending or threatened, concerning or relating to any export or import activity of the Company. No voluntary self-disclosures have been filed by or for the Company with respect to possible violations of Export Controls and Import Restrictions.

(d)     The Seller has no Knowledge of any fact or circumstance that could result in any Liability of the Company for violation of Export Control and Import Restrictions.

(e)     The Company has maintained all records required to be maintained in their possession as required under the Export Control and Import Restrictions.

4.27     Full Disclosure

This Agreement (including the Schedules and any closing deliverables) does not as of the date hereof, and will not as of the Closing: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. The Seller has no Knowledge of any information or other fact that is or may become materially adverse to the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations, financial performance or prospects of the Company that has not been set forth in this Agreement or in the Schedules.

ARTICLE 5
COVENANTS

5.1      Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article 8 or the Closing (the “Pre-Closing Period”), the Company and the Seller shall: (a) provide Buyer or an Affiliate acting on its behalf and Buyer’s representatives with reasonable access during normal business hours to the Company’s personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Buyer or an Affiliate acting on its behalf and Buyer’s representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Buyer or an Affiliate acting on its behalf may reasonably request. During the Pre-Closing Period, Buyer or an Affiliate acting on its behalf may make inquiries of Persons having business relationships with the Company, and the Company and its representatives shall help facilitate (and shall cooperate fully with Buyer or an Affiliate acting on its behalf in connection with) such inquiries.

5.2      Operation of the Business of the Company. During the Pre-Closing Period, the Company and the Seller shall: (i) conduct Company’s business in the ordinary course and use its reasonable best efforts to maintain its business, assets and Service Provider,; (ii) not issue or agree to issue any additional shares or any other voting security or any rights to acquire any such additional shares or voting security; (iii) not engage in any additional borrowings, loans or capital leases; (iv) not change the terms of compensation of Service Provider, of the Company; (v) not authorize or consummate any dividends or distributions or sale of assets or payment of management fees to Seller or others, or any consolidation, merger, sale of any of its assets or purchase of capital assets or purchase of all or substantially all of the assets other entity, or any other extraordinary corporate transaction; and (vi) not change any of its methods of accounting or accounting practices in any material respect or in respect of Taxes, nor make or change any Tax election or enter into a Tax related agreement, nor commence or settle any legal action, nor enter into any material transaction or take any other material action outside the Ordinary Course of Business or inconsistent with its past practices. Notwithstanding the foregoing, the Company may take any action described in clauses (i) through (vi) above if: (A) Buyer or an Affiliate acting on its behalf gives its prior written consent to the taking of such action by the Company; or (B) such action is expressly contemplated by this Agreement.

5.3      Payments to Yissum pursuant to the Yissum License. The Seller confirms that (i) Seller and/or the Company, as applicable, has notified Yissum of the transactions contemplated by this Agreement which are an Exit Event, to the satisfaction of Yissum with respect to any prior notification requirements set forth in the Yissum License; (ii) following the Closing, Seller shall promptly pay Yissum out of the Cash Consideration any and all Exit Fees which may become due and payable to Yissum under the Yissum License as a result of the completion of the transactions contemplated hereunder; and, (iii) Seller undertakes to receive from Yissum by no later than 30 days following the Closing, an agreement to defer the payment by the Company of the Historical Patents Costs until no earlier than December 31, 2018; and, in absence of such agreement by Yissum, Seller shall promptly pay Yissum out of the Cash Consideration any and all Historical Patent Costs which may become due and payable to Yissum under the Yissum License as a result of the completion of the transactions contemplated hereunder. Any defined terms in this sub-section not defined in this Agreement are as defined in the Yissum License.

5.4      Notification.

(a)     Notification. During the Pre-Closing Period, the Seller or the Company shall promptly notify Parent in writing of: (i) the discovery by Seller or the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Seller in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Seller in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Company or the Seller; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 6 impossible or unlikely.

(b)     Updates. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4(a) requires any material change in any Schedule attached hereto either by itself or together with other events, conditions, facts or circumstances, or if any such event, condition, fact or circumstance either by itself or together with other events, conditions, facts or circumstances, would require such a material change assuming the Schedule were dated as of the date of the occurrence, existence of discovery of such event, condition, fact or circumstance, then the Seller shall promptly inform the Parent in writing of such update and shall use its reasonable best efforts to deliver to Buyer or an Affiliate acting on its behalf and Parent an updated Schedule specifying such change. Any such update, if agreed to in writing by the Buyer or an Affiliate acting on its behalf and Parent, shall be deemed to supplement or amend the relevant Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Seller in this Agreement; and (ii) determining whether any of the conditions set forth in ARTICLE 6 have been satisfied.

5.5      No Negotiation. During the Pre-Closing Period, the Seller and the Company shall not, and shall ensure that each of the Company, and the Seller does not: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Buyer) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Buyer or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Buyer), relating to a possible Acquisition Transaction. The Company and the Seller shall promptly notify Parent of any inquiry, indication of interest, proposal or offer relating to a possible Acquisition Transaction that is received by any of the Seller or the Company during the Pre-Closing Period (including the identity of the Person making or submitting such inquiry, indication of interest, proposal or offer, and the terms thereof).

5.6      Filings and Consents.

(a)     Filings. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority.

(b)     Efforts. Subject to Section 5.6(c), each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.6(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each consent (if any) required to be obtained (pursuant to any Applicable Law or contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement.

(c)     Limitations. Notwithstanding anything to the contrary contained in Section 5.6(b) or elsewhere in this Agreement, Buyer and Parent shall not have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Affiliates or the Company to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Affiliates or the Company to take or agree to take) any other action or to agree (or cause any of its Affiliates or the Company to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any legal proceeding relating to the transactions contemplated by this Agreement.

5.7      Resignation of Directors. The Seller shall (and shall cause the Company to) use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of the directors of the Company listed on Schedule 5.74.1 hereto, effective as of the later of the Closing and the date Parent causes such director to be replaced (it being understood that such resignations shall not constitute a termination of employment by such director). In addition, at the Closing, the Seller shall deliver to Parent an irrevocable power of attorney with respect to Seller’s rights to appoint directors at the Company in accordance with the Governing Documents of the Company (the “Seller Directors POA”).

5.8      Ancillary Agreements. As soon as possible following the date hereof and in any event prior to the Closing, the Seller shall execute and deliver and shall cause the Company to execute and deliver to Buyer or an Affiliate acting on its behalf and/or Parent, as applicable, all agreements and documents set forth in Article 6 to be executed by the Company and such Seller.

5.9      Reasonable Efforts. Prior to the Closing: (a) the Seller shall (and shall cause the Company to) use all reasonable efforts to cause the conditions set forth in Article 6 to be satisfied on a timely basis; and (b) Buyer or an Affiliate acting on its behalf and Parent shall use all reasonable efforts to cause the conditions set forth in Article 6 to be satisfied on a timely basis.

5.10    Closing Balance Sheet. At Closing, the Company shall deliver to Parent a consolidated balance sheet of the Company as of each of December 31, 2016 and the Closing Date, satisfactory to the Parent and prepared in accordance with GAAP based upon the Company’s books and records in accordance with the Company’s accounting policies and procedures consistently applied,, in accordance with the Company’s historic past practice, and which fairly present the consolidated financial condition of the Company in all material respects as of the dates stated (the “Closing Balance Sheet”).

5.11    Communications with Employees. Prior to the Closing Date, the Seller shall not (and the Seller shall ensure that none of its respective representatives, the Company or any of the Company’s representatives) communicate with Service Provider, of the Company (which are not Seller) regarding post-Closing employment or other forms of engagement matters with Buyer or any subsidiary or Affiliate of Buyer, including post-Closing employee benefit plans and compensation, without the prior written approval of Buyer. Concurrent with the execution of this Agreement, Buyer shall provide the Company with written information to provide to the Company’s Service Provider, regarding the transition.

5.12    Litigation Support. If and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, including, but not limited to any such matters arising out of a Party’s defense of any matter subject to indemnification under Article 10 as permitted pursuant to such Article 10, each of the other Parties shall cooperate with such Party and such Party’s counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 10).

5.13    Audited Financial Statements of Company. Following the Closing, the Company shall prepare and deliver to Parent by no later than March 1, 2017, those historical audited financial statements relating to the Company, including notes thereto, as Parent is required or otherwise intends to file with the SEC pursuant to the Exchange Act and/or the Securities Act, including as of and for the year ended December 31, 2016, (the “Company Financial Statements”), which Company Financial Statements shall fairly and accurately present in all material aspects the financial position of the Company. Following the Closing, the Company shall provide Parent all such information as is reasonably necessary to enable Parent to prepare and file with the SEC any pro forma financial statements of the Parent consolidated with the Company which may be required to be filed by Parent pursuant to the Exchange Act and/or the Securities Act.

5.14    Listing of Consideration Shares. Parent shall use commercially reasonable efforts to cause the Consideration Shares to be approved for listing on the Tel Aviv Stock Exchange as soon as possible prior to or following the Closing.

5.15    Restrictive Covenants

(a)    Public Announcements; Confidentiality. From and after the date of this Agreement:

(i)       Seller hereby covenants with and undertakes to Buyer and Parent that the Company and Seller shall not (and the Company and Seller shall ensure that its representatives, the Company and the Company’s representatives do not) issue any press release or make any public statement (other than to any Service Provider of the Company on a need to know basis) regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or any of the other transactions or documents contemplated by this Agreement, without Buyer’s (or an Affiliate acting on its behalf) prior written consent.

(ii)      The Seller agrees that at all times after the date of this Agreement the Seller shall keep strictly confidential all Confidential Information relating to the Company, the Parent and the Buyer, and their respective Affiliates, including the Intellectual Property of the Company.

(iii)     Notwithstanding anything to the contrary in this Agreement, in case any Confidential Information or other information concerning the Parties hereto or the transactions contemplated hereunder is information that may be considered "material non-public information" pursuant to the securities laws and regulations governing Parent and the securities exchanges on which its shares are traded – the Seller hereby undertakes not to make any unlawful use of such information, including by way of effecting a transaction in a security of Parent while the information or any part thereof is in the Seller's or Company’s possession. The Seller represents that it is aware, and will advise the Company, and its respective representatives. Service Providers, directors, officers, employees, consultants and agents who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the applicable securities laws on the purchase or sale of securities by any person who has received material, non-public information regarding a company with publicly traded securities, as well as the restrictions making it unlawful to communicate such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell securities in reliance upon such information.

(iv)    Notwithstanding that which is stated in elsewhere in this Agreement, to the extent that Parent is required under any applicable securities law, or by the applicable rules of any stock exchange on which Parent lists its securities, to deliver any notice to a stock exchange or relevant securities regulatory authority and/or issue any press release or public announcement with respect to the commercial relationship between the Parties hereto and/or this Agreement, including the filing of a copy of this Agreement or any schedules, exhibits or annexes thereof, as may be required by law, it shall be permitted to issue such release, make such announcement, or file such filing.

(a)     Non-Competition. The Seller covenants and agrees that, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), it and its Affiliates will not, directly or indirectly, engage or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, Service Provider or otherwise) in any business that is or may reasonably be considered to be competitive with any business engaged in by the Company, the Buyer or Parent or any of their respective Affiliates, anywhere in the world. Notwithstanding the foregoing, nothing contained in this Section 5.15(a)5.15 will prohibit the Seller or its Affiliates from the passive ownership of less than 5% of any class of stock listed on a national securities exchange or traded in the over-the-counter market.

(b)     Non-Solicitation of Business Relationships. Without limiting the generality of the provisions of Section 5.15(a)5.15 above, the Seller covenants and agrees that during the Restricted Period it and its Affiliates will not, directly or indirectly, solicit, induce or advise or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, Service Provider or otherwise) in any business that solicits, induces or advises, any Person that is or was a customer, supplier or other business relation of the Company at any time during the 48 month period prior to the Closing Date for purposes of diverting such Person’s business from the Buyer or any of its Affiliates or providing any goods or services which are or may reasonably be considered to be competitive with those provided by the Company, Buyer or Parent or any of their respective Affiliates.

(c)     Non-Solicitation of Employees and Contractors. The Seller covenants and agrees that during the Restricted Period it and its Affiliates will not, directly or indirectly, solicit, induce, employ or engage, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, Service Provider or otherwise) in any business that solicits, induces, employs or engages, any individual that served as a Service Provider or independent contractor to the Company, Buyer or Parent or any of their respective Affiliates at any time during the 12 month period prior to the Closing Date, or otherwise seek to influence or alter any such individual’s relationship with the Company, Buyer or Parent or any of their respective Affiliates.

(d)     Non-Disparagement. The Seller covenant and agree that it and its Affiliates will not, directly or indirectly, make, cause to be made or condone the making of any statement or other communication, written or otherwise, that could constitute disparagement or criticism of, or that could otherwise be considered to be derogatory or detrimental to, or otherwise reflect adversely on, harm the reputation of, or encourage any adverse action against the Company, Buyer or Parent or any of their respective Affiliates or Service Providers.

(e)     Acknowledgements; Remedies. The Seller acknowledges and agrees that (i) the covenants and agreements set forth in this Section 5.15 were a material inducement to the Buyer and Parent to enter into this Agreement and to perform their obligations hereunder, (ii) the Buyer, Parent and their respective stakeholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if the Seller or any of its Affiliates breached any provision of this Section 5.15, (iii) any breach of any provision of this Section 5.15 by the Seller or any of its respective Affiliates would result in a significant loss of goodwill by the Buyer, Parent and the Company, (iv) the Consideration is sufficient consideration to make the covenants and agreements set forth herein enforceable, (v) the length of time, scope and geographic coverage of the covenants set forth in this Section 5.15 is reasonable given the benefits the Seller will directly or indirectly receive hereunder, and (vi) The Seller will not challenge the reasonableness of the time, scope, geographic coverage or other provisions of this Section 5.15(a)5.15 in any Proceeding, regardless of who initiates such Proceeding. The Seller agree that in the event of any actual or threatened breach by the Seller or any of its respective Affiliates of any of the provisions contained in this Section 5.15(a)5.15, the Buyer will be entitled to injunctive and other equitable relief without (A) posting any bond or other security, (B) proving actual damages and (C) showing that monetary damages are an inadequate remedy. Nothing contained herein will be construed as prohibiting the Buyer or Parent or any of their respective Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. The Seller will cause each of its Affiliates to comply with this Section 5.15, and will be liable for any breach by any of its Affiliates of this Section 5.15(a)5.15. In the event of a breach or violation by the Seller or any of its respective Affiliates of this Section 5.15(a)5.15, the Restricted Period with respect to the Seller will be extended by a period of time equal to the period of time during which such Person violates the terms of this Section 5.15(a)5.15.

5.16     Lock-Up

(a)     Agreement to Lock-Up. Seller hereby agrees that it will not, without the prior written consent of the Buyer, during the period commencing on the date of the issuance of each of the Consideration Shares (such date, the “Issue Date”) and ending on the date that is twelve months after the Issue Date, lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the applicable Shares or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the applicable Shares (each of the foregoing, a “Transaction”). Seller further agrees to execute such agreements as may be reasonably requested by Parent that are consistent with this Section 5.16 or that are necessary to give further effect hereto, including the execution of any agreements that are necessary to give further effect hereto with respect to any permitted transferee of the Consideration Shares (in whole or in part), including the form of individual agreement to be entered into at Closing by Seller with Parent covering corporate governance arrangements, including the Post-Closing Parent Corporate Governance Agreement.

(b)     Stop Transfer Instructions. In order to enforce the foregoing covenant, Seller further agrees that the Parent may impose stop-transfer instructions with respect to the applicable Shares and/or any of Parent’s American Depositary Shares which may be issued to represent such Shares, until the end of such restricted period.

5.17     Excess Post-Closing Company Liabilities. Following the Closing, the Seller shall be entitled to negotiate, in consultation with Buyer or an Affiliate thereof acting on Buyer’s behalf, with any Persons which are due any Company Closing Liabilities, in order to reduce the obligations of the Company with respect to such Company Closing Liabilities. Following the completion of such negotiations, which in any event shall not extend past the Initial Escrow Fund Release Date, any remaining outstanding Company Closing Liabilities which are in excess of the Excess Company Closing Liabilities Amount shall be on account of the Seller (the “Excess Post-Closing Company Liabilities”).

5.18     General. If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer or an Affiliate acting on its behalf to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Buyer or an Affiliate acting on its behalf), at or prior to the Closing, of each of the following conditions:

6.1      Accuracy of Representations.

Each of the representations and warranties of the Seller and/or any Affiliate of the above which is a party to a Transaction Document containing such representations and warranties (whether as original party, transferee or by joinder agreement) contained in a Transaction Document or any schedule, certificate or other document delivered pursuant thereto or in connection with the transactions contemplated thereby that are subject to materiality or similar qualifications or exceptions will be true and correct in all respects on and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties will be true and correct in all respects as of such date), and each of the representations and warranties of the Seller and/or any Affiliate of the above which is a party to a Transaction Document containing such representations and warranties (whether as original party, transferee or by joinder agreement) contained in a Transaction Document or any schedule, certificate or other document delivered pursuant thereto or in connection with the transactions contemplated thereby that are not subject to materiality or similar qualifications or exceptions will be true and correct in all material respects on and as of the date hereof and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties will be true and correct in all material respects as of such date).

6.2      Performance of Covenants. Each of the covenants and obligations of the Seller, or the Company are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3      Governmental and Other Consents.

(a)     Governmental Consents. All filings with, notices to and other consents of any Governmental Authority required to be made or obtained on or prior to the Closing Date in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Applicable Law shall have expired or been terminated.

(b)     TASE Consent. The authorization of the TASE for the listing of the Consideration Shares.

(c)     Other Consents. Buyer or an Affiliate acting on its behalf shall have received evidence satisfactory to Buyer or an Affiliate acting on its behalf that all consents identified in Schedule 6.3(b)(c) shall have been obtained and shall be in full force and effect, and all other material consents of third parties (other than governmental authorities) required to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

6.4      No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

6.5      Deliverables. The Seller shall have delivered to Buyer or an Affiliate acting on its behalf each of the deliverables detailed in Section 2.4 above.

6.6      No Restraints. No temporary restraining order, preliminary or permanent injunction or cease and desist or other order preventing the consummation of the transactions contemplated by this Agreement, or imposing fines, assessments, costs, liabilities or penalties in respect thereof, shall have been issued by any court of competent jurisdiction or Governmental Authority and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

6.7      Employee Matters.  The Seller and the Company shall have confirmed that with respect to each of the Company Service Providers listed on Schedule 6.7, such Service Provider remains engaged by the Company, as applicable, and none of such Service Providers as aforesaid shall have expressed an intention or interest (whether formally or informally) in, or taken any action toward, terminating his or her engagement with the Company, Buyer or an Affiliate thereof before or after the Closing. The Company shall have accrued in full all any compensation, wage, bonus, commission, vacation pay and other employment and/or service related benefits accrued through the Closing.

6.8      No Legal Proceedings. No Governmental Authority and no other Person shall have commenced or threatened (or made any determination) to commence any legal proceeding: (a) challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Buyer or an Affiliate acting on its behalf of any material right pertaining to its ownership of the Shares; (c) seeking to materially restrict or condition, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement; or (d) seeking to compel any of the Company, Buyer or any Affiliate of Buyer to dispose of or hold separate any material assets as a result of the transactions contemplated by this Agreement.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Seller), at or prior to the Closing, of the following conditions:

7.1      Accuracy of Representations.

Each of the representations and warranties of the Buyer or Parent, as applicable, contained in the Transaction Documents or any schedule, certificate or other document delivered pursuant thereto or in connection with the transactions contemplated thereby that are subject to materiality or similar qualifications or exceptions will be true and correct in all respects on and as of the date of this Agreement and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties will be true and correct in all respects as of such date), and each of the representations and warranties of the Buyer contained in the Transaction Documents or any schedule, certificate or other document delivered pursuant thereto or in connection with the transactions contemplated thereby that are not subject to materiality or similar qualifications or exceptions will be true and correct in all material respects on and as of the date hereof and as of the Closing as if made at and as of the Closing (other than such representations and warranties that are made as of a specified date, which representations and warranties will be true and correct in all material respects as of such date).

7.2      Performance of Covenants. Each of the covenants and obligations that Buyer or an Affiliate acting on its behalf or Parent is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3      The Consideration. The Seller shall have received:

(a)     the Cash Consideration (minus the Escrow Amount and the Third Party Fee);

(b)     the Consideration Shares represented by Parent share certificates and an updated Parent share register duly endorsed or with duly executed stock power representing each of the Consideration Shares and deliverable to the Escrow Agent, as applicable.

7.4       No Restraints. No temporary restraining order, preliminary or permanent injunction or cease and desist or other order preventing the consummation of the transactions contemplated by this Agreement, or imposing fines, assessments, costs, liabilities or penalties in respect thereof, shall have been issued by any court of competent jurisdiction or Governmental Authority and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

7.5       No Legal Proceedings. No Governmental Authority and no other Person shall have commenced or threatened (or made any determination) to commence any legal proceeding: (a) challenging any of the transactions contemplated by this Agreement or seeking the recovery of damages in connection with any of the transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Seller of any material right pertaining to its ownership of the Consideration Shares; or (c) seeking to materially restrict or condition, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

ARTICLE 8
TERMINATION

8.1       Termination Events. This Agreement may be terminated prior to the Closing:

(a)     by the mutual written consent of Buyer or an Affiliate acting on its behalf and Seller;

(b)     by any Party hereto if the Closing has not taken place on or before 13:00 a.m. (Israel time) on January 13, 2017, unless such Party is in breach of any of the provisions of this Agreement;

(c)     by either Buyer or an Affiliate acting on its behalf or the Seller if: (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) there shall be any legal requirement enacted, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority that would make consummation of such transactions illegal;

(d)     by Buyer or an Affiliate acting on its behalf if: (i) any of the representations and warranties of the Seller contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied; (ii) any of the covenants and obligations which the Seller or the Company are required to comply with or to perform as set forth in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or (iii) a Material Adverse Effect shall have occurred and the change or effect resulting therefrom continues in effect such that the condition set forth in Section 6.4 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Seller as of a date subsequent to the date of this Agreement or a breach of a covenant or obligations by the Seller or the Company) is curable by the Company, or the Seller through the use of reasonable efforts before 13:00 p.m. (Israel time) on January 13, 2017 after Buyer or an Affiliate acting on its behalf notifies the Seller in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then Buyer may not terminate this Agreement under this Section 8.1(d) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period, provided that the Company, the Seller, during the Seller Cure Period, continue to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Seller Cure Period); or

(e)     by the Seller if: (i) any of Buyer’s or Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) if any of Buyer’s or Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.4 would not be satisfied; provided, however, that if an inaccuracy in any of Buyer’s or Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Buyer or Parent is curable by Buyer or Parent through the use of reasonable efforts before 13:00 p.m. (Israel time) on January 13, 2017 after the Seller notifies Parent in writing of the existence of such inaccuracy or breach (the “Buyer Cure Period”), then the Seller may not terminate this Agreement under this Section 8.1(e) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period, provided Buyer or an Affiliate acting on its behalf or Parent, as applicable, during the Buyer Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 8.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Buyer Cure Period).

8.2       Termination Procedures. If Buyer or an Affiliate acting on its behalf wishes to terminate this Agreement pursuant to Section 8.1, Parent shall deliver to the Seller a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 8.1, the Seller shall deliver to Parent a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

8.3       Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties shall terminate, other than those obligations which by their nature are meant to survive termination of this Agreement. Nothing in the foregoing shall be construed as restricting any Party from terminating this Agreement for breach by the other Party as provided by Applicable Law or impair the right of any Party to obtain such remedies as may be available to it in law or equity with respect to such a breach by any other Party.

ARTICLE 9

[RESERVED]

ARTICLE 10
INDEMNIFICATION

10.1     Survival of Representations, Etc. Subject to the limitations in this Article 10, all covenants, agreements, representations and warranties made by Seller and Buyer pursuant to this Agreement shall be deemed to have survived the Closing and shall remain effective, subject to the provisions of Section 10.5.

10.2     Indemnification Provisions for Benefit of Buyer and Parent. Subject to the limitations in this Article 10, following the Closing, the Seller shall indemnify and save and hold Buyer and Parent and their Affiliates and their respective equity holders, officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents (“Buyer Indemnified Parties”) harmless from and against any Damages suffered or incurred by any Buyer Indemnified Party (provided that Seller shall be limited in his or its respective obligations hereunder by the other limitations set forth in this Article 10) arising out of or resulting from:

(a)    a breach of any representation or warranty made by Seller in this Agreement; or

(b)    the failure of Seller or Company duly to perform or observe any covenant or agreement in this Agreement required on the part of Seller or Company to be performed or observed before the Closing Date; or

(c)    the failure of Seller duly to perform or observe any covenant or agreement in this Agreement required on the part of Seller to be performed or observed after the Closing Date.

10.3    Indemnification Provisions for Benefit of Seller. Following the Closing, Buyer shall indemnify, and save and hold harmless the Seller, its Affiliates and their respective equity holders, officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents (“Seller Indemnified Parties”) from and against any Damages suffered or incurred by any one or more of them arising out of or resulting from:

(a)    a breach of any representation or warranty made by Buyer or Parent in this Agreement; or

(b)    the failure of Buyer or Parent duly to perform or observe any covenant or agreement in this Agreement required on the part of Buyer or Parent to be performed or observed before or after the Closing Date.

10.4     Exclusive Remedy. This Article 10 constitutes the Buyer’s, Parent’s and Seller’s sole and exclusive remedy for any and all Damages or other claims (excluding any actions for specific performance) relating to or arising from this Agreement, any of the agreements, documents and instruments executed and delivered in connection herewith or the transactions contemplated by any of the foregoing. Neither of Buyer, Parent nor Seller may avoid such limitation on Liability by seeking damages for breach of contract, tort, cost recovery or contribution pursuant to any other theory of Liability, other than claims based on fraud or intentional misrepresentation or willful misconduct.

10.5     Damage to Buyer. The Parties acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of Company as an indemnitee), Buyer shall also be deemed, by virtue of its ownership of the Shares, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

10.6     Term.

(a)    Any rights of a Buyer Indemnified Party to indemnification under this Agreement (including under Section 10.2) shall apply only to those claims written notice of which shall have been delivered by Buyer or an Affiliate acting on its behalf to Seller on or before twenty four (24) months from the date hereof (such period on or before twenty (24) months from the date hereof, the “Survival Period”), except that such indemnification obligations with respect to breaches of any representation or warranty in the case of fraud or criminal activity, will survive the Closing and continue indefinitely.

(b)    Any rights of any Seller Indemnified Party to indemnification under this Agreement (including under Section 10.3) shall apply only to those claims written notice of which shall have been delivered by Seller to Buyer on or before the end of the Survival Period, except that such indemnification obligations with respect to breaches of any representation or warranty in the case of fraud or criminal activity, will survive the Closing and continue indefinitely.

(c)    Notwithstanding anything in this Article 10 to the contrary, the covenants of the Parties shall survive according to their respective terms.

10.7     Indemnification Limitations. Any right of an Indemnified Party to indemnification under this Agreement shall not apply to any claim until the aggregate of all such claims which have become final totals at least $100,000 (the “Indemnity Basket”), in which event such indemnity shall apply to all such claims which become final, but only to the extent of the amount in excess of the Indemnity Basket.

10.8     Indemnification Procedure

(a)    In the event that any Person entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any Proceeding by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party, with respect to which a Party is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party will give written notice regarding such Third Party Claim to the Indemnifying Party within 30 days after learning of such Third Party Claim, provided that the failure to so notify an Indemnifying Party will not relieve the Indemnifying Party of its obligations under this ARTICLE 10.8 except to the extent (and only to the extent) that the Indemnifying is materially prejudiced by reason of such failure, and will not relieve such Indemnifying Party from any other obligation that it may have to an Indemnified Party other than under this ARTICLE 10.

(b)    The Indemnifying Party will be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense (which expenses will not be applied against any indemnity limitation herein). The Indemnifying Party at its option will be entitled to assume the defense thereof (subject to the limitations set forth below) by (i) delivering written notice to the Indemnified Party of its election to assume the defense of such Third Party Claim within 15 days of receipt of notice from the Indemnified Party, (ii) appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense and (iii) entering into a written agreement with the Indemnified Party that the Indemnifying Party is unconditionally obligated to pay and satisfy any Losses which may arise with respect to such Third Party Claim and provides evidence of its ability to satisfy such obligation, in each case, in form and substance reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the preceding sentence, the Indemnified Party will have the sole right to assume the defense of and to settle such Third Party Claim.

(c)    If the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with the terms hereof, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party other than any fees and expenses of such separate counsel (i) that are incurred prior to the date the Indemnifying Party assumes control of such defense, (ii) if the Indemnified Party reasonably will have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party, or (iii) if the Indemnifying Party may have different, conflicting, or adverse legal positions or interests from the Indemnified Party with respect to such Third Party Claim.

(d)    Notwithstanding anything to the contrary contained herein, the Indemnifying Party will not be entitled to assume the defense of a Third Party Claim (and the Indemnified Party will be entitled to maintain or assume control of the defense of such Third Party Claim) if (i) the Third Party Claim relates to or involves any criminal or quasi criminal Proceeding, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnified Party’s reputation or future business prospects, (iii) the Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (iv) the Indemnified Party reasonably believes that the Losses relating to the claim could exceed the maximum amount that such Indemnified Party would then be entitled to recover under this ARTICLE 10, (v) the Third Party Claim involves Taxes, (vi) there exists or would, or could reasonably be expected to, exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, (vii) the Indemnified Party elects to pursue one or more defenses or counterclaims available to it that are inconsistent with one or more of those that are being pursued by the Indemnifying Party in respect of such Third-Party Claim or any litigation relating thereto, (viii) the Third Party Claim involves a material customer or material supplier of the Indemnified Party, or (ix) the Indemnifying Party fails to vigorously defend the Third Party Claim.

(e)    If the Indemnifying Party will assume the defense of any Third Party Claim, the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of, consenting to the entry of any judgment with respect to or ceasing to defend such Third Party Claim.

(f)     The indemnification required hereunder in respect of a Third Party Claim will be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or within 10 days following the Indemnifying Party’s receipt of notice that Losses have been incurred.

(g)    Notwithstanding the provisions of Section 11.13, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(h)    The Indemnifying Party will not be entitled to require that any Proceeding be made or brought against any other Person before a Proceeding is brought or claim is made against it hereunder by the Indemnified Party.

(i)     In the event any Indemnified Party has a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party will deliver notice of such claim with reasonable promptness to the Indemnifying Party, provided that the failure to so notify an Indemnifying Party will not relieve the Indemnifying Party of its obligations under this ARTICLE 10 except to the extent (and only to the extent) that the Indemnifying Party is materially prejudiced by reason of such failure, and will not relieve such Indemnifying Party from any other obligation that it may have to an Indemnified Party other than under this ARTICLE 10. If the Indemnifying Party does not notify the Indemnified Party within 10 days following its receipt of such notice that the Indemnifying Party disputes its Liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice will be conclusively deemed a Liability of the Indemnifying Party hereunder and the Indemnifying Party will pay the amount of such Liability to the Indemnified Party on demand.

(j)     If the Indemnifying Party agrees that it has an indemnification obligation under this ARTICLE 10 but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party will pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

10.9    Materiality Qualifiers. Notwithstanding anything to the contrary contained herein, for purposes of determining (a) whether a breach of a representation or warranty exists for purposes of this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto, (b) the amount of Losses arising from such a breach for which Indemnified Parties are entitled to indemnification under this Agreement and (c) whether the Basket Amount has been exceeded, each such representation and warranty will be read without giving effect to any qualification that is based on materiality, including the words “material,” “material adverse effect,” “in any material respect” and other uses of the word “material” or words of similar meaning (and will be treated as if such words were deleted from such representation or warranty).

10.10  Investigation. Notwithstanding anything to the contrary contained herein, if the transactions contemplated hereby are consummated, the Buyer Indemnified Parties t expressly reserve the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding (a) any investigation by, disclosure to or Knowledge of the Buyer or Parent or any of their respective Affiliates or the directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of the Buyer or Parent or any of their respective Affiliates in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof, or (b) the Buyer’s waiver of any condition to the Closing or participation in the Closing.

10.11  Satisfaction of Indemnification Claims. For any claim for indemnification under ARTICLE 10, the Buyer Indemnified Parties will first seek satisfaction of such indemnification claim from the Escrow Fund until such amounts have been distributed to the Seller or have been exhausted, before seeking indemnification directly from the Seller, provided that, for any claims for indemnification under ARTICLE 10 with respect to a breach of a Fundamental Representation, the Buyer Indemnified Parties will have the right (but not the obligation) to seek satisfaction of such claim directly from the Seller. If any amount owed under this ARTICLE 10 is not paid within 10 days of the Indemnifying Parties and the Indemnified Parties agreeing such amount is due or upon a final adjudication determined by a court of competent jurisdiction that such amount is due (either, a “Final Determination”), the Buyer may, in its sole discretion, in addition to all other remedies it may have, recover some or all of such amount by setting off such amount against any amounts then due and payable by the Buyer or any of its Affiliates to the Seller or any of its Affiliates under the Transaction Documents or any other agreement with the Seller. In each case, the exercise of such right to cancel or set off will not constitute a breach of any Buyer Indemnified Party’s obligations under the Transaction Documents or any other agreement with the Seller, and the exercise or failure to exercise such right to cancel or set off will not constitute an election of remedies or limit any Party in any manner in the enforcement of any other remedies that may be available to such Party.

10.12   Waiver of Contribution. The Seller hereby irrevocably waives and releases any right of contribution, subrogation or any similar right against any Buyer Indemnified Party in respect of matters that are or may become the subject of claims for indemnification hereunder and any indemnification payments that the Seller may, at any time, be required to make to any Indemnified Party pursuant to this Agreement.

10.13   Tax Treatment of Payments. All indemnification payments made pursuant to this Agreement will be treated by the Buyer, the Seller and its respective Affiliates, to the extent permitted by Law, as an adjustment to the Purchase Price for Income Tax purposes.

10.14   Release of Escrow Fund.

(a)    On the fifth Business Day following satisfaction by Seller and/or Company, as applicable, of all of their respective obligations under both of Section 5.3 and Section 5.13 (the “Initial Escrow Fund Release Date”), the Escrow Agent will release to the Seller the amount of any remaining Cash Consideration in the Escrow Fund, minus: (i) the aggregate amount of all Excess Company Post-Closing Liabilities, which shall be transferred by Escrow Agent to the Buyer or an Affiliate acting on its behalf; (ii) the aggregate amount (as determined by the Buyer, or an Affiliate acting on its behalf, in its commercially reasonable discretion) reasonably necessary to serve as security for any unresolved indemnification claims with respect to a breach of any Fundamental Representation, or a breach of any representation, warranty or covenant in the case of fraud or criminal activity, previously made by a Buyer-related Indemnified Party based on the facts and circumstances existing at the time (a “Withheld Indemnity Amount”); and (iii) any remaining portion of the Third Party Fee represented by any Cash Consideration remaining in the Escrow Account which is in excess of any Excess Company Post-Closing Liabilities and any Withheld Indemnity Amount, which shall be paid to Seller Agent on behalf of the Seller for all or part of the remaining portion of the Third Party Fee.

(b)    On the fifth Business Day following the Expiration Date, the Escrow Agent will release to the Seller the amount of any remaining value of the Escrow Fund, minus (i) the aggregate amount (as determined by the Buyer, or an Affiliate acting on its behalf, in its commercially reasonable discretion) reasonably necessary to serve as security for any unresolved indemnification claims with respect to a breach of any Fundamental Representation, or a breach of any representation, warranty or covenant in the case of fraud or criminal activity, previously made by a Buyer-related Indemnified Party based on the facts and circumstances existing at the time; and, (ii) any remaining portion of the Third Party Fee remaining in the Escrow Account which is in excess of any Withheld Indemnity Amount, which shall be paid to Seller Agent on behalf of the Seller for all or part of the remaining portion of the Third Party Fee.

ARTICLE 11
MISCELLANEOUS

11.1    Entire Agreement. This Agreement and all Schedules, exhibits, annexes or other attachments hereto or thereto, and the certificates, documents, instruments and writings that are delivered pursuant hereto or thereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements, undertakings or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.2    No Third Party Beneficiaries. Other than as otherwise explicitly set forth herein, there are no third party beneficiaries having rights under or with respect to this Agreement. For avoidance of doubt it is hereby clarified that neither the Company nor Yissum, (and none of their respective officers or directors, agents, Service Providers or any other Person acting on their behalf), nor any shareholder of the Company which is not a Seller hereunder, are third party beneficiaries of this Agreement.

11.3    Assignment; Binding Effect. No Party other than Buyer or an Affiliate acting on its behalf or the Parent, as applicable, may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, and any such assignment by a Party without prior written approval of the other Parties will be deemed invalid and not binding on such other Parties. Notwithstanding anything herein to the contrary, Buyer or an Affiliate acting on its behalf or Parent may assign or transfer any of its rights, privileges, or obligations set forth in, arising under, or created by this Agreement to any Affiliate, provided that Buyer and Parent remain obligated hereunder. All of the terms, agreements, covenants, representations, warranties and conditions of this Agreement are binding upon, inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

11.4    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered, given and received (a) if delivered by hand, when delivered; (b) if sent via facsimile transmission before 10:00 a.m. (Israel time) on any Business Day, when receipt is confirmed; (c) if sent via facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent after 10:00 a.m. (Israel time) on any Business Day and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class international mail, then ten Business Days after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent domestically and three Business Days if being delivered internationally, in each case to the address or facsimile telephone number set forth beneath the name of such party below:

If to Seller:

Goldman Hirsh Partners Ltd.
Abba Even 1, Herzliya Pituach, Israel
Attention: Gil Pogozelich
Fax: 972-9-7711805
email: gil@goldman-hirsh.com

If to Buyer or Parent: Kitov Pharmaceuticals Holdings Ltd.

                                      One Azrieli Center, Round Tower, Floor 23

                                      132 Menachem Begin Rd., Tel Aviv 6701101 Israel

                                      Attention: Avraham Ben-Tzvi, Adv. – Company Secretary

                                      Fax: +972-153-39311321

                                      email: avraham@kitovpharma.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited or air courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.5     Headings. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

11.6     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Israel, without giving effect to any choice of law principles.

11.7     Amendment; Extensions; Waivers. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same is in writing and signed by Buyer or an Affiliate acting on its behalf, Parent and the Seller; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Neither the failure nor any delay on the part of any Party to exercise any power, right, privilege or remedy under this Agreement will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

11.8     Severability. The provisions of this Agreement will be deemed severable and the invalidity, unlawfulness or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, and the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.9     Expenses. Except as otherwise expressly provided in this Agreement, including as set forth in Article 10, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants; provided however, and for avoidance of doubt it is clarified that the Company’s costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel, accountants or any other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from any of the aforegoing, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, for the period prior and up to and including the Closing, shall be borne by the Seller and any such amounts will have either been paid in full by, or accrued for the account of, the Seller prior to the Closing, as evidenced by documentation acceptable to the Buyer.

11.10   Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by exchange of signatures by facsimile or electronic scan. This Agreement will become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

11.11   Construction. This Agreement has been freely and fairly negotiated among the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement, and the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Any reference to any law will be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to dollars or $ shall mean United States dollars. The words “include,” “includes,” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather will be deemed to be followed by “without limitation.” The use of the word “or” shall not be exclusive. Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole (including any Exhibits, Annexes, Appendices and Schedules which are deemed part of this Agreement, and included in any references to such term), and not to any particular subdivision unless expressly so limited. References to Sections, Exhibits, Annexes, Appendices and Schedules refer respectively, unless otherwise noted to Sections of this Agreement and the Exhibits, Annexes, Appendices and Schedules attached hereto.

11.12   Schedules. The Parties will be deemed to have knowledge of the contents of the Schedules to this Agreement, and any matter that is disclosed in a Schedule to this Agreement shall be deemed to have been included in such other Schedule if the applicability of such disclosure to any other applicable representation, warranty or covenant would be reasonably apparent on its face to a Person reviewing the Schedules, not withstanding the omission of an appropriate cross reference thereto. The Parties acknowledge and agree that the disclosure by Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

11.13   Dispute Resolution. Should there be a dispute between the Parties relating to or arising from this Agreement or any of the agreements, documents and instruments executed and delivered in connection herewith or the transactions contemplated by any of the foregoing, and if the dispute cannot be settled through direct discussions, the Parties agree that any unresolved controversy or claim arising out of or in any way relating to this Agreement and the transactions contemplated hereby shall be submitted to the exclusive jurisdiction of the applicable courts of the State of Israel in the Tel Aviv District. The Parties hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter thereof may not be enforced by such courts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

PARENT:

KITOV PHARMACEUTICALS HOLDINGS LTD.

By:	/s/ Simcha Rock
Name:	Simcha Rock
Title:	CFO

BUYER:

KITOV PHARMACEUTICALS HOLDINGS LTD; solely on behalf of Buyer pending Buyer’s execution of a joinder to this Agreement.

By:	/s/ Simcha Rock
Name:	Simcha Rock
Title:	CFO

SELLER:

GOLDMAN HIRSH PARTNERS LTD

By:	/s/ Dr. Gil S. Pogozelich
Name:	Dr. Gil S. Pogozelich
Title:	CEO